EXHIBIT 10.2


[LETTERHEAD]


VIA FACSIMILE

August 26, 1996

Mr. Carl Anderson
P.O. Box 274147
Tampa, Florida 33688-4147

Re: Evro Corporation Loan Guarantee

Dear Carl:

This letter shall confirm that you shall receive certain compensation as set forth below, for arranging and your personal guarantee of loan to EVRO Corpora-tion ("EVRO") for $650,000. The material terms of the loan would be as follows:

The principal amount of the loan would be $650,000. The Loan shall bear interest at the rate of 13% per annum and shall be due and payable in one year. However, there shall be an understanding that EVRO shall pay off the loan as soon as possible, which is estimated to be within 60 days. There shall be a loan origination fee of $39,000 payable at the closing and funding of the loan, together with the necessary costs of recording a mortgage, title insurance and related closing costs.

You shall guarantee the loan to the Lender in the principal amount of up to $650,000 and allow them to place a mortgage against three of your real estate parcels to secure the guarantee.

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Mr. Carl Anderson
August 26, 1996
Page 2.

For your guarantee, you shall receive the following:

1. A grant, immediately following EVRO obtaining shareholder approval to increase its authorized common stock in an amount sufficient so as to permit it, of 3,000,000 shares of restricted common stock of EVRO and 2,000,000 Warrants exercisable at $1.00 per share as a fee for providing this guarantee.

2. The Warrants would be transferable, non-callable and exercisable at $1.00 per share for a period ending the later of three years or two years from and after the date that EVRO registers the underlying common shares for sale to the public. Each warrant shall allow the purchase of one common share of EVRO and the warrants shall be exercisable in any incremental amounts.

3. Jerry Diamond and Daniel Boyar shall personally guarantee Carl Anderson against any loss resulting from his providing this guarantee.

4. In the event that EVRO fails to repay the loan in 90 days, the Company shall pay you a penalty of 2,000,000 additional common shares. These shares shall be pledged by EVRO as collateral during the term of the loan and shall be returned to EVRO upon repayment if the loan is fully repaid within 90 days. If the loan is not repaid in 90 days you will then own the aforementioned 2,000,000 shares. Additionally, 3,000,000 of the 5,000,000 shares of common stock already in your possession, which are in the form of convertible preferred stock, will remain with you as collateral for your new guarantee and as collateral to guarantee EVRO's obligations under a certain Put Agreement between you and EVRO. You shall return the balance of 2,000,000 shares held as collateral upon receipt of an additional $95,455 which remains due under the earlier agreements signed with EVRO.

5. You shall continue to hold the 27,500,000 share certificate representing EVRO's ownership in Channel America Television Network, Inc. (Channel America") as collateral for the loan guarantee. Upon repayment of the loan within 90 days to the lender in Florida, you shall return these shares to EVRO. If the loan is not repaid on or before 90 days, then you shall have the right to resell the collateral to a third party for whatever consideration you shall negotiate and you shall keep that as additional payment for your guarantee. If you receive sufficient funds from such sale to extinguish any liability on your part in regard to this $650,000 loan, then the personal guarantees of Jerry Diamond and Dan Boyar will be cancelled as to this transaction.

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Mr. Carl Anderson
August 26, 1996
Page 3.

6. EVRO shall pledge any and all of its rights to receive those shares of Channel America Stock that are in escrow or required to be delivered into escrow with the Scolaro, Shulman, Cohen, et al law firm regarding the purchase of the remaining 49% of Channel America as set forth in the purchase contracts between EVRO and Channel America. EVRO shall pay the Channel America share-holders for said stock, as preciously agree, by delivery of EVRO shares. These Channel America shares shall serve as collateral subject to the same terms and conditions described in paragraph 5 hereto.

7. You would receive $215,227 in cash proceeds at the closing of the loan, which would include a fee of $100,682 for your guarantee. Additionally, you shall receive $36,000 as repayment for the funds advanced to EVRO which allowed us to file our proxy statement. You shall agree that $114,545 of the proceeds that you receive will be applied to the $210,000 that is owed to Southern Resource Management, Inc. under their consulting agreement.

8. EVRO will as soon as practicable, in its first registration, register for sale to the public one-half of your shares and one-half of the shares under-lying your warrants, and maintain an effective registration statement thereafter or file necessary post effective amendments, if any for two years.

9. You confirm that EVRO will be authorized to issue at a later date, warrants for common shares to the following parties at 110% of the Market Bid Price set at that time, and that other issuances of EVRO shares or warrants to any current insiders will be subject to your prior approval:

                              Diamond   1,500,000
                              Stellar   1,500,000
                              Cawal     1,500,000
                              Boyar    10,000,000**

**(NOTE: The above notwithstanding, 5,000,000 of Boyar's 10,000,000 warrants will be exercisable at $4.00).

10. You agree that if the registration rights granted to you for your shares and warrants becomes an impediment in future efforts by EVRO to raising money, you will negotiate reasonable lock-up conditions at the time. The exercise period for any affected warrants will be extended for a term equal to the term of any lock-up period.

11.  All future funding will be applied by EVRO first to repay the

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Mr. Carl Anderson
August 26, 1996
Page 4.

$650,000 loan or lesser amount if such applies. If in the meantime it becomes necessary to pay other bills of EVRO, in the ordinary course of business, then you would have to consent to such payments first. However, any future amount to be paid to Boyar, Cawal, Diamond, or the Stellar Group or any member thereof will require your approval until such time as this loan is repaid in full.

12. You have required as a condition of your guarantee that the largest EVRO shareholder, Stellar, grants to you an option to purchase some of its shares in EVRO, which will be dealt with directly by Stellar in a separate letter.

If these conditions are acceptable to you, please signify your acceptance by signing below and returning by facsimile. We agree that facsimile signatures shall be deemed as originals.

We all appreciate your help with this guarantee so that EVRO can pay its necessary bills to keep Channel America on the air, until we receive the next funding sufficient to pay off the loan and go forward.

Very truly yours,

EVRO CORPORATION

/s/  THOMAS L. JENSEN
--------------------------
Thomas L. Jensen, Chairman
of the Board of Directors

/s/  STEPHEN H. COHEN
--------------------------
Stephen H. Cohen, Director


/s/  MAX P. CAWAL
--------------------------
Max P. Cawal, Director


/s/  D. JERRY DIAMOND
--------------------------
D. Jerry Diamond, Director

I hereby accept the foregoing terms and conditions for my guarantee of the EVRO loan of $650,000.

/s/  E. CARL ANDERSON
--------------------------
E. Carl Anderson